EXHIBIT 99.1


Contact:          Susan B. Railey                     FOR IMMEDIATE RELEASE
                  (301) 468-3120
                  Sharon Bramell
                  (301) 231-0351

         AIM 85 REPORTS FOURTH QUARTER NET EARNINGS OF EIGHT CENTS PER UNIT

                       2003 Earnings of 44 Cents per Unit
                      ------------------------------------

     ROCKVILLE, MD, March 19, 2004--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended December 31, 2003 of approximately $1.1 million (eight cents per unit) compared to approximately $1.8 million (14 cents per unit) for the three months ended December 31, 2002. AIM 85 reported net earnings for the year ended December 31, 2003 of approximately $5.6 million (44 cents per unit) compared to approximately $7.1 million (57 cents per unit) for the year ended December 31, 2002.

     Net earnings decreased for the three and twelve months ended December 31, 2003 as compared to the same periods in 2002 primarily due to a decrease in mortgage investment income resulting from the reduction in the mortgage base. The mortgage base decreased as a result of 14 mortgage dispositions with an aggregate principal balance of approximately $19 million, representing an approximate 21% decrease in the aggregate principal balance of the total mortgage portfolio since December 2002.

     As of December 31, 2003, AIM 85 had invested in 15 fully federally insured mortgages with an aggregate amortized cost of approximately $51.5 million, a face value of approximately $51.6 million and a fair value of approximately $52.4 million. In January 2004, AIM 85 received a 5.75% debenture from HUD in exchange for the mortgage on Kaynorth Apartments.

     In January 2004, AIM 85 declared distributions aggregating 70.5 cents per unit related to the December prepayments of the mortgages on Pleasant View Nursing Home and Stone Hedge Village Apartments. Additionally in January 2004, AIM 85 declared an aggregate distribution of 42 cents per unit related to the January redemption of four debentures. In February 2004, AIM 85 received aggregate net proceeds of approximately $9.6 million from the sale of the mortgages on Cobblestone Apartments and The Plantation and declared a distribution of 76 cents per unit related to the sale of these mortgages. A distribution of 6.5 cents per unit was also declared in February 2004 related to the redemption of the debenture on The Executive House. All of these amounts are payable to investors in May 2004.

     AIM 85 distributes net proceeds, if any, from mortgage dispositions and debenture redemptions to its investors, in addition to distributions of regular cash flow. As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

                                 -table follows-

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         AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME


                                                 For the three months ended              For the years ended
                                                         December 31,                        December 31,
                                                 -----------------------------   --------------------------------
                                                    2003              2002           2003                2002
                                                 ----------        -----------   -------------      -------------


Income:
  Mortgage investment income                     $ 1,100,595      $  1,412,035   $   4,846,437      $   6,168,254
  Interest and other income                           92,068            45,365         233,299            274,342
                                                 -----------      ------------   -------------      -------------

                                                   1,192,663         1,457,400       5,079,736          6,442,596
                                                 -----------      ------------   -------------      -------------

Expenses:
  Asset management fee to related parties            142,140           173,565         611,417            744,733
  General and administrative                          64,205            90,304         393,410            411,226
                                                 -----------      ------------   -------------      -------------

                                                     206,345           263,869       1,004,827          1,155,959
                                                 -----------      ------------   -------------      -------------

Earnings before gains (losses)
  on mortgage dispositions                           986,318         1,193,531       4,074,909          5,286,637

Mortgage dispositions
  Gains                                              135,858           594,983       1,509,197          1,859,749
  Losses                                             (11,415)           (8,498)        (11,415)            (8,498)
                                                 -----------      ------------   -------------      -------------

Net earnings                                     $ 1,110,761      $  1,780,016   $   5,572,691      $   7,137,888
                                                 ===========      ============   =============      =============

Net earnings per limited
  partnership unit - basic                       $      0.08      $       0.14   $        0.44       $       0.57
                                                 ===========      ============   =============      =============


Limited partnership units
  outstanding as of December 31,                  12,079,514        12,079,514      12,079,514         12,079,514
                                                 ===========      ============   =============      =============


Balance Sheet Data:                                                                    As of December 31,
-------------------
                                                                                    2003                 2002
                                                                                 -----------        -------------

  Investment in insured mortgages                                                $45,775,507        $  66,323,565
  Investment in debentures                                                       $10,335,670        $           -
  Total assets                                                                   $69,048,427        $  78,237,534

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